Exhibit 10.2

EXECUTION VERSION

SOURCEGAS HOLDINGS LLC

$95,000,000

3.98% Senior Secured Notes, Series A, due September 29, 2019

NOTE PURCHASE AGREEMENT

Dated September 29, 2014

SCHEDULE A	—	DEFINED TERMS

SCHEDULE B	—	INFORMATION RELATING TO PURCHASERS

SCHEDULE 1	—	FORM OF 3.98% SENIOR SECURED NOTE, SERIES A, DUE 2019

SCHEDULE 4.4(a)	—	MATTERS TO BE COVERED IN OPINION OF SPECIAL COUNSEL FOR THE COMPANY

SCHEDULE 4.4(b)	—	FORM OF OPINION OF SPECIAL COUNSEL FOR THE PURCHASERS

SCHEDULE 5.3	—	DISCLOSURE MATERIALS

SCHEDULE 5.4	—	SUBSIDIARIES OF THE COMPANY AND OWNERSHIP OF SUBSIDIARY STOCK

SCHEDULE 5.5	—	FINANCIAL STATEMENTS

SCHEDULE 5.15	—	EXISTING INDEBTEDNESS

SCHEDULE 10.1	—	AFFILIATE TRANSACTIONS

v

SourceGas Holdings LLC

600 12th Street, Suite 300

Golden, CO 80401

3.98% Senior Secured Notes, Series A, due 2019

September 29, 2014

TO EACH OF THE PURCHASERS LISTED IN

SCHEDULE B HERETO:

Ladies and Gentlemen:

SourceGas Holdings LLC, a Delaware limited liability company (together with any permitted successor pursuant to Section 10.2, the “Company”), agrees with each of the Purchasers as follows:

SECTION 1.                                          AUTHORIZATION OF NOTES; COLLATERAL.

Section 1.1.                                Authorization of Notes.  The Company will authorize the issue and sale of $95,000,000 aggregate principal amount of its 3.98% Senior Secured Notes, Series A, due September 29, 2019 (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13).  The Notes shall be substantially in the form set out in Schedule 1.  Certain capitalized and other terms used in this Agreement are defined in Schedule A.  References to a “Schedule” are references to a Schedule attached to this Agreement unless otherwise specified.  References to a “Section” are references to a Section of this Agreement unless otherwise specified.

Section 1.2.                                Collateral.  Pursuant to the terms and conditions in Section 9.10, the Company will secure its obligations under this Agreement, the Notes and the other Finance Documents to which it is a party by granting to the Collateral Agent, for the benefit of the holders of the Notes (together with the other Secured Parties securing the other Secured Obligations), a security interest and Lien in all of its right, title and interest in the Collateral under the Security Documents.

SECTION 2.                                          SALE AND PURCHASE OF NOTES .

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule B at the purchase price of 100% of the principal amount thereof.  The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

SECTION 3.                                          CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Greenberg Traurig, LLP, 77 West Wacker Drive, Suite 3100, Chicago 60601, at 10:00 a.m., Chicago time, at a closing (the “Closing”) on September 29, 2014 or on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers.  At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 4121518070 at Wells Fargo Bank, N.A. San Francisco, CA 94104, Account Name: SourceGas Holdings LLC, ABA No.: 121000248.  If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction or such failure by the Company to tender such Notes.

SECTION 4.                                          CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1.                                Representations and Warranties.  The representations and warranties of the Company in this Agreement and the other Finance Documents shall be correct when made and at the time of the Closing.

Section 4.2.                                Performance; No Default.  The Company shall have performed and complied with all agreements and conditions contained in this Agreement and the other Finance Documents required to be performed or complied with by it prior to or at the Closing.  Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.  Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.

Section 4.3.                                Compliance Certificates.

(a)                                 Officer’s Certificate.  The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)                                 Secretary’s Certificate.  The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes, this Agreement and the other Finance Documents and (ii) the Company’s organizational documents as then in effect.

Section 4.4.                                Opinions of Counsel.  Such Purchaser shall have received opinions in form and substance reasonably satisfactory to such Purchaser, dated the date of the Closing (a) from Vinson & Elkins LLP, counsel for the Company, covering the matters set forth in Schedule 4.4(a), and (b) from Greenberg Traurig, LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(b).

Section 4.5.                                Purchase Permitted By Applicable Law, Etc.  On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.                                Sale of Other Notes.  Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule B.

Section 4.7.                                Payment of Special Counsel Fees.  Without limiting Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing (it being understood that the Company is permitted to pay such fees, charges and disbursements from the proceeds of the Notes on the date of Closing, and, in any event is responsible for such fees, charges and disbursements pursuant to Section 15.1).

Section 4.8.                                Private Placement Number.  A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

Section 4.9.                                Changes in Limited Liability Company and Corporate Structure.  Neither the Company nor any Subsidiary shall have changed its jurisdiction of organization or incorporation, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10.                               Funding Instructions.  At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.11.                               Security Documents; Searches; Etc.  (a) (i) The Pledge and Security Agreement and any Uncertificated Securities Control Agreement, Securities Account Control Agreement or Deposit Account Control Agreement, the Intercreditor Agreement and any other Security Document shall have been duly executed and delivered by the parties thereto and shall be in full force and effect and such Purchaser shall have received true and complete copies of each of the foregoing and (ii) the security interests in and to the Collateral intended to be created under the Security Documents shall have been created in favor of the Collateral Agent for the benefit of the Secured Parties and shall be in full force and effect and the necessary notices, consents, acknowledgments, filings, registrations and recordings to create, preserve, protect and  perfect the security interests in the Collateral shall have been made prior to or concurrently with the date of the Closing, such that the security interests granted in favor of the Collateral Agent for the benefit of the Secured Parties will constitute a first-priority, perfected security interest in the Collateral free and clear of any Liens, other than Permitted Liens, and all related recordation, registration and/or notarial fees of such Collateral, to the extent required, shall have been paid.

(b)                                 Such Purchaser shall have received copies of a customary UCC search report, dated a date reasonably near to the date of the Closing, listing any effective financing statements that name the Company as the debtor and that are filed in the jurisdiction of organization of the Company, which such search shall reveal no Liens on the assets of the Company other than the Lien of the Collateral Agent in the Collateral for the benefit of the Secured Parties and any other Permitted Lien.

Section 4.12.                         Proceedings and Documents.  All limited liability company and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5.                                          REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

Section 5.1.                                Organization; Power and Authority.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign limited liability company and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has the limited liability company power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Notes and the other Finance Documents and to perform the provisions hereof and thereof.

Section 5.2.                                Authorization, Etc.  This Agreement, the Notes and the other Finance Documents have been duly authorized by all necessary limited liability company action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each other Finance Document will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.                                Disclosure.  The Company, through its agents, Wells Fargo Securities, LLC and CIBC World Markets Corp., has delivered to each Purchaser a copy of a Private Placement Memorandum, dated August 2014 (the “Memorandum”), relating to the transactions contemplated hereby.  The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries.  This Agreement, the other Finance Documents, the Memorandum, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company prior to September 10, 2014 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the other Finance Documents, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”; provided that projections, estimates, opinions, evaluations, forecasts or other forward looking statements (each of which have been prepared using assumptions believed by the Company in good faith to be reasonable at the time made, with no assurances as to actual outcome) shall not be considered Disclosure Documents), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein (taken as a whole) not materially misleading in light of the circumstances under which they were made.  Except as disclosed in the Disclosure Documents, since December 31, 2013, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4.                                Organization and Ownership of Shares of Subsidiaries; Affiliates.  (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.

(b)                     All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c)                     Each Subsidiary is a limited liability company, corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign limited liability company, corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the limited liability company, corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)                     No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5.                                Financial Statements; Material Liabilities.  The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5.  All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).   The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6.                                Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by the Company of this Agreement, the Notes and the other Finance Documents will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, shareholders agreement or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7.                                Governmental Authorizations, Etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the Notes or the other Finance Documents, except the filings and recordings in connection with the Security Documents.

Section 5.8.                                Litigation; Observance of Agreements, Statutes and Orders.  (a) There are no actions, suits, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                     Neither the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9.                                Taxes.  The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the failure of which to file or pay would not reasonably be expected to result in a Material Adverse Effect or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  The Company knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate in all material respects.  The U.S. federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2010.

Section 5.10.                               Title to Property.  The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise Disposed of in the ordinary course of business), in each case free and clear of Liens other than (i) Permitted Liens and (ii) those defects in title that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11.                              Licenses, Permits, Etc.  (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)                     To the Knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c)                     To the Knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

Section 5.12.                               Compliance with ERISA.  (a)  The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)                     The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by an amount that could reasonably be expected to have a Material Adverse Effect.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)                     The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)                     The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)                     The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13.                               Private Offering by the Company.  Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 34 other Institutional Investors, each of which has been offered the Notes at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14.                               Use of Proceeds; Margin Regulations.  The Company will apply the proceeds of the sale of the Notes hereunder as set forth in Section 2 of the Memorandum.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.                               Existing Indebtedness; Future Liens .  (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries with an aggregate outstanding principal amount in excess of $10,000,000 as of September 25, 2014 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranties thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries.  Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)                     Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.

(c)                     Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in Schedule 5.15.

Section 5.16.                              Foreign Assets Control Regulations, Etc.  (a)  Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”).  Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b)                     No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.

(c)                     Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(d)                     (1)                                              Neither the Company nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union;

(2)                                              To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

(3)                                              No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage.  The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

Section 5.17.                  Status under Certain Statutes.  Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended.

Section 5.18.                     Environmental Matters.  (a) Neither the Company nor any Subsidiary has Knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)                     Neither the Company nor any Subsidiary has Knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)                     Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)                     Neither the Company nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)                     All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.19.                     Pledge and Security Agreement.  (a) Under the Pledge and Security Agreement, (i) each Purchaser is recognized as a “Secured Party”, (ii) this Agreement and the Notes are recognized as “Note Documents” and (iii) all amounts owing to the holder of a Note under this Agreement and the Notes are recognized as “Secured Obligations”.

(b)                                 The Pledge and Security Agreement creates in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (to the extent such Lien may be created under the UCC), except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.  In the case of the Pledged Equity Interests, all certificates representing such Pledged Equity Interests have been delivered to the Collateral Agent, and in the case of all other collateral described in the Pledge and Security Agreement, all financing statements have been filed in the applicable offices and, to the extent required therein, all other actions to perfect the security interest of the Collateral Agent in the collateral described in the Pledge and Security Agreement have been taken.  The Pledge and Security Agreement is effective to create a perfected Lien on, and security interest in, all right, title and interest of the Company in the Collateral as security for the obligations hereunder, in each case (to the extent provided therein) prior and superior in right to any other Person (except for Permitted Liens).

Section 5.20.                         Solvency.  The Company is and, immediately after giving effect to the  incurrence of all Indebtedness and obligations being incurred under the Notes on the date of Closing, will be Solvent.

SECTION 6.                                          REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

Section 6.1.                                Purchase for Investment.

(a)                           Each Purchaser severally represents and warrants that it is an institutional investor that is an “accredited investor” within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act (Regulation D) or, if it is buying for one or more institutional accounts for which it is acting as fiduciary or agent and it is not a bank (as defined in Section 3(a)(2) of the Securities Act) or a savings and loan association or other institution (as defined in Section 3(a)(5)(A) of the Securities Act), whether acting in its individual or in a fiduciary capacity, each such account is an institutional investor and accredited investor on a like basis.  Each Purchaser severally represents and warrants that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their own control.  Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and that the Notes will bear a restrictive legend to the foregoing effect.  Each Purchaser understands that the Company is not required to register the Notes.  Each Purchaser severally represents and warrants that it has had the opportunity to ask questions and receive answers concerning the Issuer Parties, the Notes and the terms and conditions of the offering of the Notes and to obtain any additional information that the Issuer Parties possess or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the Disclosure Documents.

(b)                           Each Purchaser understands that it must bear the economic risks of the investment in the Notes for an indefinite period of time.

Section 6.2.                                Source of Funds.  Each Purchaser severally represents and warrants that at least one of the following statements is an accurate representation and warranty as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)                        the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)                         the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)                         the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)                         the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);or

(e)                         the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)                          the Source is a governmental plan; or

(g)                         the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)                        the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7.                                          INFORMATION AS TO COMPANY.

Section 7.1.                                Financial and Business Information.  The Company shall deliver to each Purchaser and each holder of a Note that is an Institutional Investor:

(a)                        Quarterly Statements — within 60 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)                          a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)                          consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter,

setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a);

(b)                         Annual Statements — within 120 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, duplicate copies of,

(i)                          a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii)                          consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an unqualified opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Securities Exchange Act of 1934) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b);

(c)                         SEC and Other Reports — within 5 Business Days after the occurrence thereof, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its Securities holders generally, (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Purchaser or holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and (iii) all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d)                         Notice of Default or Event of Default — within 5 Business Days after the Company obtains Knowledge of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)                         ERISA Matters — within 10 Business Days after the Company obtains Knowledge of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)                          with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)                       the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)                    any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)                        Notices from Governmental Authority — within 30 days after receipt thereof, copies of any written notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g)                          Resignation or Replacement of Auditors — within 10 days following the date on which the Company’s auditors resign or the Company elects to change auditors,

as the case may be, notification thereof, together with such supporting information as the Required Holders may reasonably request;

(h)                         Environmental Claims — within 10 Business Days after the Company obtains Knowledge thereof, a written notice describing in reasonable detail (i) any Release that would reasonably be expected to require any investigation, response or remedial action or give rise to Environmental Claims resulting in the Company or its Subsidiaries incurring liability or expenses in excess of the Materiality Threshold, (ii) any assertion of an Environmental Claim (including any request for information by a Governmental Authority) that would reasonably be expected to result in liability of the Company or its Subsidiaries in excess of the Materiality Threshold, (iii) any occurrence or condition at any of its facilities, or on any real property adjoining or in the vicinity of any of its facilities, that would reasonably be expected to cause such facility or any part thereof to be subject to any Material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, (iv) any proposed acquisition of stock, assets or property by the Company or any of its Subsidiaries that would reasonably be expected to expose the Company or any of its Subsidiaries to, or result in, Environmental Claims that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (v) any proposed action to be taken by the Company or any of its Subsidiaries to modify current operations in a manner that would subject the Company or any of its Subsidiaries to any additional obligations or requirements under Environmental Laws that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(i)                          Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder, under the Notes and under the other Finance Documents as from time to time may be reasonably requested by any such Purchaser or holder of a Note.

Section 7.2.                                Officer’s Certificate.  Each set of financial statements delivered to a Purchaser and holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:

(a)                        Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10.5 through Section 10.9, inclusive, during the quarterly or annual period covered by the statements then being furnished, (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence.  In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election; and

(b)                         Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3.                                Visitation.  The Company shall permit the representatives of each Purchaser and each holder of a Note that is an Institutional Investor:

(a)                        No Default — if no Default or Event of Default then exists, at the expense of such Purchaser or such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)                         Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

Section 7.4.                                Electronic Delivery.  Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(i)                                such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 are timely (a) delivered to each Purchaser or holder of a Note by e-mail, (b) made available on the Company’s home page on the internet, which is located at http://sourcegas.com as of the date of this Agreement or (c) posted by or on behalf of the Company on SyndTrak or on any other similar website to which each Purchaser and each holder of Notes has free access; or

(ii)                             the Company shall have timely filed its Form 10—Q or Form 10—K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have timely delivered such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 by (a) email to each Purchaser and each holder of a Note, (b) making available such items on its home page on the internet or (c) posting such items on SyndTrak or on any other similar website to which each Purchaser and each holder of Notes has free access; or

(iii)                          the Company shall have filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have timely delivered such items by (a) email to each Purchaser and each holder of a Note, (b) making available such items on its home page on the internet or (c) posting such items on SyndTrak or on any other similar website to which each Purchaser and each holder of Notes has free access;

provided however, that in the case of any of the foregoing deliveries which are made available on the Company’s home page on the internet or are posted on SyndTrak or any other similar website, the Company shall have given each Purchaser and each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or availability in connection with each delivery, provided further, that upon request of any Purchaser or holder to receive paper copies of such forms, financial statements and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such Purchaser or holder.

SECTION 8.                                          PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1.                                Maturity.  As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2.                                Optional Prepayments with Make-Whole Amount.  The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3.                                Prepayment of Notes upon Change of Control.

(a)                        Notice of Change of Control.  The Company will, within 15 days after the occurrence of any Change of Control, give written notice of such Change of Control to each holder of the Notes.  Such notice shall contain and constitute an offer to prepay the Notes as described in Section 8.3(b) (a “Change of Control Offer Notice”) and shall be accompanied by the certificate described in Section 8.3(e).

(b)                         Offer to Prepay Notes.  The offer to prepay Notes contemplated by Section 8.3(a) shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on the date that is 30 Business Days after the date of the Change of Control Offer Notice (the “Change of Control Proposed Prepayment Date”).

(c)                         Acceptance; Rejection.  A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company at least ten (10) days prior to the Change of Control Proposed Prepayment Date.  A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3 shall be deemed to constitute a rejection of such offer by such holder.

(d)                         Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the outstanding principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment (but, for the avoidance of doubt, without any premium, penalty or Make-Whole Amount).  The prepayment shall be made on the Change of Control Proposed Prepayment Date.

(e)                         Officer’s Certificate.  Each Change of Control Offer Notice shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Change of Control Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.3; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Change of Control Proposed Prepayment Date; (v) that the conditions of this Section 8.3 have been fulfilled; and (vi) in reasonable detail, the nature and date of the Change of Control.

Section 8.4.                                Prepayment of Notes in Connection with Asset Dispositions .

(a)                                 Notice and Offer.  If the Company is required to offer to prepay Notes in accordance with Section 10.7, the Company will give written notice thereof to the holders of all Notes then outstanding. Such written notice shall contain, and such written notice shall constitute, an irrevocable offer to prepay, at the election of each holder, each outstanding Note held by such holder in a principal amount which equals the Ratable Portion of such Note on a date specified in such notice (which date shall be a Business Day) that is not less than 30 days and not more than 60 days after the date of such notice (the “Disposition Prepayment Date”), together with interest on the amount to be so prepaid accrued to the prepayment date (but, for the avoidance of doubt, without any premium, penalty or Make-Whole Amount).  If the Disposition Prepayment Date shall not be specified in such offer, the Disposition Prepayment Date shall be the first Business Day which is at least 45 days after the date of such offer.

(b)                                 Acceptance and Payment. A failure of a holder of Notes to respond to a prepayment offer pursuant to this Section 8.4 in writing on or prior to a date at least ten (10) Business Days prior to the Disposition Prepayment Date (such date ten (10) Business Days prior to the Disposition Prepayment Date being the “Disposition Response Date”) shall be deemed to constitute a rejection of the offer. To accept such offer, a holder of Notes shall cause a notice of such acceptance to be delivered to the Company not later than the Disposition Response Date.  Prepayment of the Notes to be made pursuant to this Section 8.4 shall be made at 100% of the principal amount of such Notes being so prepaid, together with interest on such principal amount then being prepaid accrued to the date of prepayment (but, for the avoidance of doubt, without any premium, penalty or Make-Whole Amount). The prepayment shall be made on the Disposition Prepayment Date determined for prepayment pursuant to Section 8.4(a).

(c)                                  Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.4 shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying (i) the Disposition Prepayment Date and the Disposition Response Date, (ii) the Net Available Amount in respect of the applicable Disposition, (iii) that such offer is being made pursuant to this Section 8.4 and the last paragraph of Section 10.7, (iv) the Ratable Portion of each Note offered to be prepaid, (v) the interest that would be due on each Note offered to be prepaid, accrued to the prepayment date and (vi) in reasonable detail, the nature of such Disposition.

Section 8.5.                                Allocation of Partial Prepayments.  In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.6.                                Maturity; Surrender, Etc.                                                In the case of each optional prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.

From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.7.                                Purchase of Notes.  The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions.  Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 20 Business Days.  If the holders of more than 50% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer.  The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.8.                                Make-Whole Amount.

“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the ask-side yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run

U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such ask-side yields are not Reported or the ask-side yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.6 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.9.                                Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, (x) subject to clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

SECTION 9.                                          AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1.                                Compliance with Laws.  Without limiting Section 10.4, the Company will, and will cause each other Issuer Party to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including, without limitation, ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16), and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.                                Insurance.  The Company will, and will cause each other Issuer Party to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) in accordance with prudent industry practice in all material respects.

Section 9.3.                                Maintenance of Properties.  The Company will, and will cause each other Issuer Party to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.                                Payment of Taxes and Claims.  The Company will, and will cause each other Issuer Party to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any other Issuer Party; provided that neither the Company nor any other Issuer Party need file any such tax return or pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the non-filing of such tax return or nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5.                                            Corporate Existence, Etc.  Subject to Section 10.2, the Company will at all times preserve and keep its corporate existence in full force and effect.  Subject to Sections 10.2 and 10.7, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Significant Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section  9.6.                                         Books and Records.  The Company will, and will cause each other Issuer Party to, maintain proper books of record and account in conformity, in all material respects, with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such other Issuer Party, as the case may be.  The Company will, and will cause each other Issuer Party to, keep books, records and accounts which, in reasonable detail, accurately reflect, in all material respects, all transactions and Dispositions of assets.  The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect, in all material respects, all transactions and Dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

Section 9.7                                               Subsidiary Guarantors.  (a) The Company will cause each of its Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility to concurrently therewith:

(i)                                     enter into an agreement in form and substance satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries, of (x) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount or otherwise), this Agreement and the other Finance Documents, including all indemnities, fees and expenses payable by the Company thereunder and (y) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the

Notes, this Agreement and the other Finance Documents to be performed, observed or discharged by it (a “Subsidiary Guaranty”); and

(ii)                                  deliver the following to each holder of a Note:

(A)                               an executed counterpart of such Subsidiary Guaranty;

(B)                               a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6 and 5.7 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Company);

(C)                               all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder; and

(D)                               an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request.

(b)  At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) under such Material Credit Facility, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing and the Company shall be in Pro Forma Compliance, (iii) no amount is then due and payable under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv).

Section 9.8.                                Ownership.  The Company shall own, at all times, 100% of the Capital Stock having voting rights of the Opco free and clear of all Liens (other than Permitted Liens).

Section 9.9.                                Further Assurances.  At the expense of the Company, the Company shall promptly execute and deliver, or cause to be promptly executed and delivered, all further instruments and documents, and take and cause to be taken all further actions, that may be reasonably necessary or that the Collateral Agent or the Required Holders may reasonably request, to enable the Collateral Agent and/or the holders, as applicable, to enforce the terms and provisions of the Finance Documents and to exercise their rights and remedies thereunder.  In addition, the Company will use all reasonable efforts to duly obtain any Governmental Action required from time to time on or prior to such date as the same may become legally required, and thereafter to maintain all such Governmental Actions in full force and effect, except where such failure would not, individually or in the aggregate, result in, or would not reasonably be expected to have, a Material Adverse Effect.

Section 9.10.                     Collateral.  (a)  The Company hereby covenants and agrees that if at any time it or any Subsidiary grants a security interest and Lien in any property as security for the Company’s obligations under a Material Credit Facility, it will, concurrently therewith, (i) grant to the holders of the Notes or the Collateral Agent, for the ratable benefit of the holders of the Notes and the other Secured Parties, a security interest in such property pursuant to the Security Documents, on a pari passu basis with the lenders under such Material Credit Facility and (ii)  deliver appropriate corporate resolutions, other corporate documentation and legal opinions, all in form and substance reasonably satisfactory to the Required Holders and their counsel.  The Company further agrees to deliver to the Collateral Agent (with a copy to each holder of the Notes) or directly to the holders of the Notes, as the case may be, all such Security Documents, together with appropriate corporate documentation, in each case in form and substance reasonably satisfactory to the Required Holders and their counsel, and in a manner that the Required Holders shall be satisfied that the holders have a first priority perfected security interest and Lien in such property.  The Company shall ensure that at the time that it grants a security interest and Lien in any property as security for the Company’s obligations under a Material Credit Facility, such security interest and Lien is subject to the Intercreditor Agreement, the Intercreditor Agreement is in full force and effect and that the lenders under such Material Credit Facility are a party thereto.

(b)  At the election of the Company and by written notice to each holder of Notes, the Company may release any Collateral from the Security Documents and such Collateral shall be automatically released from the Security Documents without the need for the execution or delivery of any other document by the holders, provided that (i) such Collateral has been released (or will be released concurrently with the release of the Collateral benefitting the holders of Notes) under each Material Credit Facility benefitting from such Collateral, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing and the Company shall be in Pro Forma Compliance, (iii) no amount is then due and payable under the Finance Documents, (iv) if in connection with such Collateral being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv).  In connection with any proposed release of Collateral pursuant to this clause (b), subject to the foregoing conditions being satisfied, the holders agree to provide to the Collateral Agent all such signed consents, instruments and other documents reasonably requested by, and at the sole expense of, the Company.

SECTION 10.                                   NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1.                     Transactions with Affiliates.  The Company will not and will not permit any other Issuer Party to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than (i) transactions among the Issuer Parties, (ii) equity contributions and other investments made in the Company or its Subsidiaries, (iii) distributions permitted under Section 10.8, (iv) transactions pursuant to the reasonable requirements of the Company’s or such other Issuer Party’s business and upon fair and reasonable terms no less favorable to the Company or such other Issuer Party than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate and (v) transactions in existence at Closing and set forth on Schedule 10.1 and any replacements, extensions, amendments, renewals or other modifications thereto).

Section 10.2.                     Merger, Consolidation, Etc.  The Company will not, and will not permit any other Issuer Party to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of related transactions to any Person unless:

(a)                                 in the case of any such transaction involving the Company, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such corporation or limited liability company, (i) such corporation or limited liability company shall have executed and delivered to each holder of any Notes, its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement, the Notes and all other Finance Documents, (ii) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof and (iii) the Collateral Agent shall continue to have a first priority perfected security interest in the Collateral, and all actions necessary in order to give effect thereto shall have been performed;

(b)                                 in the case of any such transaction involving a Subsidiary Guarantor, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Subsidiary Guarantor as an entirety, as the case may be, shall be (1) the Company, such Subsidiary Guarantor or another Subsidiary Guarantor, (2) a solvent corporation or limited liability company (other than the Company or another Subsidiary Guarantor) that is organized and existing under the laws of the United States or any State thereof

(including the District of Columbia), and, if such Subsidiary Guarantor is not such corporation or limited liability company, (x) such corporation or limited liability company shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of the Subsidiary Guaranty of such Subsidiary Guarantor and (y) the Company shall have caused to be delivered to each holder of Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof or (3) any other Person so long as the transaction is treated as a Disposition of all of the assets of such Subsidiary Guarantor for purposes of Section 10.7;

(c)                                  in the case of any such transaction involving a Subsidiary (other than a Subsidiary Guarantor), the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Subsidiary as an entirety, as the case may be, shall be (i) such Subsidiary, the Company or any other Subsidiary or (ii) any other Person so long as the transaction is treated as a Disposition of all of the assets of such Subsidiary for purposes of Section 10.7;

(d)                                 each Subsidiary Guarantor under any Subsidiary Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Subsidiary Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders; and

(e)                                  immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing and the Company shall be in Pro Forma Compliance as evidenced in an Officer’s Certificate delivered to each holder of a Note at the time of such transaction.

No such conveyance, transfer or lease of substantially all of the assets of the Company or any Subsidiary Guarantor shall have the effect of releasing the Company or such Subsidiary Guarantor, as the case may be, or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2, from its liability under (x) this Agreement, the Notes or any other Finance Document (in the case of the Company) or (y) the applicable Subsidiary Guaranty  (in the case of any Subsidiary Guarantor).  To the extent that Section 8.3 would otherwise be applicable with respect to any transaction involving the Company, compliance by the Company with the provisions of this Section 10.2 shall not be deemed to excuse compliance with or otherwise prejudice Section 8.3.

Section 10.3.                     Line of Business.  The Company will not and will not permit any other Issuer Party to engage in any business if, as a result, the general nature of the business in which the Issuer Parties, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum.

Section 10.4.                     Terrorism Sanctions Regulations.  The Company will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c)  to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

Section 10.5.                     Liens.  The Company will not and will not permit any of its Subsidiaries to directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except the following (“Permitted Liens”):

(a)                                 Liens for taxes, assessments or governmental charges either (i) not required to be paid pursuant to Section 9.4 or (ii) otherwise not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on such Person’s books;

(b)                                 Liens arising out of deposits in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation (excluding, however, any Liens incurred in connection with Plans under ERISA);

(c)                                  deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of such Person’s business;

(d)                                 Liens imposed by law, such as mechanics’, workers’, materialmen’s, carriers’ or other like liens arising in the ordinary course of such Person’s business which secure the payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on such Person’s books;

(e)                                  rights of way, zoning restrictions, easements and similar encumbrances affecting such Person’s real property which do not materially interfere with the use of such property;

(f)                                   Liens in respect of Purchase Money Obligations and Capital Lease Obligations to the extent constituting Permitted Indebtedness; provided, that such Liens shall not extend to any property other than the property acquired in connection with which such obligation was created or assumed and fixed improvements, if any, erected or constructed thereon and the proceeds thereof; and provided, further, that the principal amount of such obligation secured by such Liens shall not exceed the lesser of the cost of acquisition, construction or improvement, as the case may be, or the fair market value of such property;

(g)                                  any interest or title of a licensor, lessor or sublessor under any lease permitted by this Agreement;

(h)                                 Liens arising from judgments, decrees or attachments to the extent not constituting an Event of Default under Section 11(i);

(i)                                     licenses, leases or subleases granted to third parties in the ordinary course of business not interfering in any material respect with the business of the Company or any Subsidiary;

(j)                                    Liens of sellers of goods, gas or oil to the Opco or any Subsidiary arising under Article 2 of the UCC or under other state statutes in the ordinary course of business, covering only the goods, gas or oil sold and covering only the unpaid purchase price for such goods, gas or oil and related expenses;

(k)                                 banker’s liens and similar liens (including rights of set-off) in respect of bank deposits in the ordinary course of business;

(l)                                     Liens on the property or assets of any Subsidiary in favor of the Company or any other Subsidiary of the Company;

(m)                             Liens arising in the ordinary course of business to secure liability (in an amount not in excess of the premium for such insurance) for premiums to insurance carriers;

(n)                                 any Lien existing on any property or asset prior to the acquisition thereof (or the acquisition of, or merger or consolidation with, the Person owning such property or asset) by the Company or any Subsidiary, and any Lien securing obligations incurred to refinance, replace, refund, renew or extend the obligations secured by such Liens, provided that in each case (i) such Lien is not created in contemplation or in connection with such acquisition, (ii) such Lien does not apply to any other property or assets of the Company or any Subsidiary (other than fixtures and improvements on any such real property), and (iii) the principal amount of any Indebtedness secured by such Liens shall not be increased (except as permitted as Permitted Refinancing Indebtedness);

(o)                                 all presently recorded restrictions, reservations, covenants, conditions, oil and gas leases, mineral severances, and other instruments, other than liens and conveyances that affect the property;

(p)                                 any other matters which may be disclosed by a current and accurate survey of the assets and properties of the Company or any Subsidiary and which do not materially and adversely affect the ability of the Company and its Subsidiaries taken as a whole, directly or indirectly, to conduct the business as presently conducted;

(q)                                 the Liens granted to the Collateral Agent pursuant to the Pledge and Security Agreement for the benefit of the Secured Parties on a pari passu basis pursuant to the terms of the Intercreditor Agreement; and

(r)                                    other Liens (other than on the Collateral) securing Indebtedness of the Company or any Subsidiary not otherwise permitted by clauses (a) through (q) above, provided that upon the incurrence thereof and immediately after giving effect thereto, the aggregate principal amount of Indebtedness secured by Liens pursuant to this Section 10.5(r) shall not exceed an amount equal to 10% of Consolidated Net Tangible Assets at such time, and provided, further, that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, secure pursuant to this Section 10.5(r) any Indebtedness outstanding under or pursuant to any Material Credit Facility unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to substantially similar security documentation and an intercreditor agreement reasonably acceptable to the Required Holders in substance and in form, and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.

Section 10.6.                              Indebtedness.  The Company will not and will not permit any of its Subsidiaries to directly or indirectly create or permit to exist (upon the happening of a contingency or otherwise), any Indebtedness except the following (“Permitted Indebtedness”):

(a)                                 Indebtedness under this Agreement and the Notes;

(b)                                 Indebtedness of the Company under the Loan Documents and any lending commitments in effect thereunder, in each case outstanding on the date of Closing, and any Permitted Refinancing Indebtedness incurred to refinance, renew, replace, defease or refund such Indebtedness;

(c)                                  Indebtedness of the Opco under the Opco Senior Notes and the Opco Senior Note Indenture outstanding on the date of Closing, and any Permitted Refinancing

Indebtedness incurred to refinance, renew, replace, defease or refund such Indebtedness;

(d)                                 Indebtedness of the Opco under the Opco Credit Agreements and any lending commitments in effect thereunder, in each case outstanding on the date of Closing, and any Permitted Refinancing Indebtedness incurred to refinance, renew, replace, defease or refund such Indebtedness;

(e)                                  Indebtedness of the Company and any Subsidiary under Hedging Obligations, which in the case of an interest rate hedge shall cover a notional amount not to exceed the face amount of outstanding Indebtedness of the Company or such Subsidiary, as the case may be;

(f)                                   additional Indebtedness of the Company and its Subsidiaries so long as before and immediately after the incurrence of such Indebtedness, the Company is in Pro Forma Compliance with Section 10.9;

(g)                                  Indebtedness owed to any financial institution in respect of overdrafts and related liabilities arising from ordinary course treasury, depository or cash management services or in connection with any automated clearing house transfers of funds; provided that such Indebtedness is promptly covered by the Company or a Subsidiary;

(h)                                 Indebtedness arising from intercompany loans (i) from any Subsidiary of the Company to the Company, or (ii) from any Subsidiary of the Company to any other Subsidiary of the Company; provided, however, that in the case of any intercompany loans pursuant to clause (i) above, such Indebtedness is subordinated to the obligations hereunder and under the Notes pursuant to an agreement that is reasonably satisfactory to the Required Holders;

(i)                                     endorsements of instruments in the ordinary course of business and consistent with past practices of the Company and its Subsidiaries;

(j)                                    Indebtedness of the Company and any Subsidiary arising in the ordinary course of business (and consistent with past practice of the Company and its Subsidiaries) and owing to a financial institution providing netting services to such Person not related to borrowing of funds, provided that such Indebtedness is promptly repaid or otherwise extinguished by such Person;

(k)                                 Indebtedness of the Company and any Subsidiary consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business of the Company and its Subsidiaries; and

(l)                                     Indebtedness of the Company and any Subsidiary represented by appeal, bid, performance, surety or similar bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of the

Company and its Subsidiaries, in each case to the extent incurred in the ordinary course of business.

Section 10.7.                                                 Disposition of Assets.  Except as permitted under Section 10.2, the Company will not, nor will it permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of (including, with respect to non-cash assets, by way of a dividend or capital contribution) (collectively a “Disposition”) any of its properties or assets unless:

(a)                                 in the good faith opinion of the Company, the Disposition is in exchange for consideration having a fair value substantially equivalent to or better than that of the property exchanged and is in the reasonable best interest of the Company and its Subsidiaries, taken as a whole;

(b)                                 immediately before and after giving effect to the Disposition, no Default or Event of Default would exist and the Company is in Pro Forma Compliance; and

(c)                                  immediately after giving effect to the Disposition, the aggregate book value of all the property that was the subject of any Disposition occurring in the then-current fiscal year of the Company would not exceed 10% of the Consolidated Net Tangible Assets as of the end of the then most recently ended fiscal year of the Company.

Notwithstanding the foregoing, the following Dispositions shall not be taken into account under this Section 10.7:

(i)                                     any Disposition of inventory, equipment, fixtures, supplies or materials made in the ordinary course of business;

(ii)                                  any Disposition of assets determined by the Company to be obsolete, redundant or otherwise no longer used or useful for the purpose of the Company’s or Subsidiary’s business or operations;

(iii)                               Dispositions of cash equivalents or Hedging Obligations in the ordinary course of business;

(iv)                              distributions and dividends permitted under Section 10.8;

(v)                                 any Disposition by (A) a Subsidiary to the Company or to another Subsidiary or (B) by the Company to a Subsidiary Guarantor;

(vi)                              issuances of Capital Stock or other equity interests by (A) the Company to any Person or (B) by a Subsidiary to another Subsidiary or the Company;

(vii)                           a Qualified IPO;

(viii)                        the creation or perfection of any Permitted Lien; and

(ix)              any Disposition for fair value the Net Available Amount of which is applied within 365 days of the date of such Disposition to (A) the permanent repayment of senior Indebtedness of the Company or any Subsidiary, other than Indebtedness between or among the Company and its Subsidiaries or Affiliates or (B) the acquisition of fixed assets to be used in the ordinary course of business of the Company or any Subsidiary; provided that in connection with any such repayment of senior Indebtedness, the Company shall offer to apply a pro rata amount of the Net Available Amount to the prepayment of the Notes, pro rata with all other such Indebtedness then being repaid, in accordance with Section 8.4.

Section 10.8.                         Distributions.  The Company will not, and will not permit any Subsidiary to, pay any dividends on or make any other distributions in respect of any Capital Stock or redeem or otherwise acquire any such Capital Stock without in each instance obtaining the prior written consent of the Required Holders; provided, that (i) any Subsidiary of the Company may pay regularly scheduled dividends or make other distributions to the Company; and (ii) if no Default or Event of Default exists or would result therefrom and the Company is in Pro Forma Compliance, the Company may pay distributions or dividends in either cash or Capital Stock or may redeem or otherwise acquire Capital Stock.

Section 10.9.                         Financial Covenants.

(a)                                 Indebtedness to Capitalization.  The Company will maintain at the end of each fiscal quarter a ratio of Consolidated Total Indebtedness to Consolidated Total Capitalization of not more than 0.75 to 1.0.

(b)                                 Interest Coverage Ratio.  The Company will maintain at the end of each fiscal quarter, commencing with the fiscal quarter ended December 31, 2014, an Interest Coverage Ratio of not less than 2.00 to 1.00 (the “ICR Test”).

If at any time the ICR Test is modified to be more or less restrictive in the Credit Agreement than as set forth in this Agreement, then in each such case, the ICR Test shall be deemed to be so modified; provided that in no event shall the ratio in the ICR Test be less than 1.50 to 1.00; provided further that with respect to any such provision for making it less restrictive, no Default or Event of Default shall have occurred and be continuing at such time (any such modification being referred to herein as an “ICR Test Modification”).

Upon the request of the Company or the Required Holders, the Company and the holders of the Notes shall enter into an additional agreement or an amendment to this Agreement evidencing any ICR Test Modification.

Section 11.                                   Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)                        the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)                         the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)                         the Company defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 9.5, Section 9.8, Section 9.10 or Section 10; or

(d)                         the Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any other Finance Document to which they are a party and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)                         (i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any other Finance Document or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or

(f)                        (i) the Company or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness (other than the Notes) that is outstanding in an aggregate principal amount greater than the Materiality Threshold beyond any period of grace provided with respect thereto and after giving effect to all applicable cure periods and unless waived by the applicable lender or counterparty  , or (ii) the Company or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount greater than the Materiality Threshold or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment (excluding from this clause (ii) any event or condition which is a Change of Control, in which event the terms and provisions of Section 8.3 shall govern); or

(g)                          the Company or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)                         a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Significant Subsidiaries, or any such petition shall be filed against the Company or any of its Significant Subsidiaries and such petition shall not be dismissed within 45 days; or

(i)                          one or more final judgments or orders for the payment of money aggregating in excess of the Materiality Threshold (to the extent not covered by insurance), including, without limitation, any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company and its Significant Subsidiaries and which judgments are not, within 10 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j)                         if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed an amount that could reasonably be expected to have a Material Adverse Effect, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse

Effect.  As used in this Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or

(k)                         any Subsidiary Guaranty shall cease to be in full force and effect, any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty; or

(l)                          any of the provisions of the Security Documents shall cease, for any reason other than the termination of this Agreement and the Notes and all obligations hereunder and thereunder, to be in full force and effect, or the Company shall so assert, or any Lien created by the Pledge and Security Agreement shall cease to be enforceable or (except as expressly set forth therein or as a result of the actions by the Collateral Agent) perfected as to any property of the Company having an aggregate value exceeding $5,000,000.

SECTION 12.                                   REMEDIES ON DEFAULT, ETC.

Section 12.1.                     Acceleration.  (a)  If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)                     If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)                     If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company, in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.                     Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.                     Rescission.  At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.                     No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13.                                   REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1.                     Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement.  Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2.                     Transfer and Exchange of Notes.  Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations, warranties and acknowledgments set forth in Section 6.

Section 13.3.                     Replacement of Notes.  Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)                        in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)                         in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14.                                   PAYMENTS ON NOTES.

Section 14.1.                     Place of Payment.  Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Wells Fargo Bank NA in such jurisdiction.  The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.                     Home Office Payment.  So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule B, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

SECTION 15.                                   EXPENSES, ETC.

Section 15.1.                     Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel for all of the holders of the Notes and, if reasonably required by the Required Holders, a local or other counsel for all of the holders of the Notes) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any other Finance Document (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any other Finance Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any other Finance Document, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisor’s fees of one financial advisor acting for all of the holders of the Notes, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Notes and by any other Finance Document and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,500.  The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes) and (ii) any and all wire transfer fees that any bank deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note.

Section 15.2.                     Survival.  The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or any other Finance Document, and the termination of this Agreement.

SECTION 16.                                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the Notes and the other Finance Documents, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, this Agreement, the Notes and the other Finance Documents embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.                                   AMENDMENT AND WAIVER.

Section 17.1.                     Requirements.  This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a)                                    no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and

(b)                                     no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2), 11(a), 11(b), 12, 17 or 20.

Section 17.2.                     Solicitation of Holders of Notes.

(a)                                 Solicitation.  The Company will provide each Purchaser and each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser and such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any other Finance Document.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any other Finance Document to each Purchaser and each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)                                  Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or any holder of a Note as consideration for or as an inducement to the entering into by such Purchaser or such holder of any waiver or amendment of any of the terms and provisions hereof or of any Note or any other Finance Document unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.

(c)                                  Consent in Contemplation of Transfer.  Any consent given pursuant to this Section 17 or any Finance Document by a holder of a Note that has transferred or has agreed to transfer its Note to the Company, any Subsidiary or any Affiliate of the Company in connection with such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3.                     Binding Effect, etc.  Any amendment or waiver consented to as provided in this Section 17 or any other Finance Document applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and any holder of a Note and no delay in exercising any rights hereunder or under any Note or under any other Finance Document shall operate as a waiver of any rights of any holder of such Note.

Section 17.4.                     Notes Held by Company, etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Notes or any other Finance Document, or have directed the taking of any action provided herein, in the Notes or in any other Finance Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18.                                   NOTICES.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)                         if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule B, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)                         if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)                           if to the Company, to the Company at the following address, or at such other address as the Company shall have specified to the holder of each Note in writing:

SourceGas Holdings LLC
c/o SourceGas, Inc.
600 12th Street, Suite 300

Golden, CO 80401
Attention of: General Counsel
Facsimile No.: 303-243-3608

With copies to:

SourceGas Holdings LLC
c/o SourceGas, Inc.
600 12th Street, Suite 300

Golden, CO 80401
Attention of: Treasury
Facsimile No.: 303-243-3603

GE Energy Financial Services, Inc.
120 Long Ridge Road

Stamford, CT  06927
Attention:  General Counsel
Facsimile No.:  203-357-6632

GE Energy Financial Services, Inc.
120 Long Ridge Road
Stamford, CT  06927
Attention:  Manager Portfolio
Facsimile No.:  203-357-4890 - SourceGas

Alinda Investments LLC
c/o Alinda Capital Partners LLC
100 West Putnam

Greenwich, CT 06830

Attention:  General Counsel

Facsimile No.: 203-724-1544

Vinson & Elkins LLP
606 Fifth Avenue, 26th Floor
New York, NY  10103-0040
Attention of: Karen A. Smith
Telephone No.: 212-237-0100

Facsimile No.: 917-849-5302

Email: ksmith@velaw.com

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.                                   REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.                                   CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Subsidiary Guaranty.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through SyndTrak, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

SECTION 21.                                   SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations, warranties and acknowledgments set forth in Section 6.  Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21) shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser.  In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21) shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 22.                                   MISCELLANEOUS.

Section 22.1.                     Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2.                     Accounting Terms.  All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.  For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 — Fair Value Option, International Accounting Standard 39 — Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement and the Company or the Required Holders shall so request, the Company and the Required Holders shall, at no cost to the Company (other than payment obligations arising pursuant to Section 15.1), negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the holders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 22.3.                     Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4.                     Construction, etc.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 22.5.                     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.6.                     Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7.                     Jurisdiction and Process; Waiver of Jury Trial.  (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, the Notes or any other Finance Document.  To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)                                  The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section.  The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)                                  Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)                                  THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

*    *    *    *    *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

SOURCEGAS HOLDINGS LLC

By	/s/ Andrew J. Walls
Andrew J. Walls
Treasurer

This Agreement is hereby

accepted and agreed to as

of the date hereof.

METROPOLITAN TOWER LIFE INSURANCE
COMPANY
By:	Metropolitan Life Insurance Company, its
Investment Manager

METLIFE INSURANCE COMPANY OF
CONNECTICUT
By:	Metropolitan Life Insurance Company, its
Investment Manager

METROPOLITAN TOWER LIFE INSURANCE
COMPANY
By:	/s/ John A. Wills
Name:	John A. Wills
Title:	Managing Director

This Agreement is hereby

accepted and agreed to as

of the date hereof.

COBANK, ACB
By:	/s/ Michael Gee
Name:	Michael Gee
Title:	Vice President

This Agreement is hereby

accepted and agreed to as

of the date hereof.

PRINCIPAL LIFE INSURANCE COMPANY
By:	Principal Global Investors, LLC
a Delaware limited liability company,
its authorized signatory

By:	/s/ Alan P. Kress
Name:	Alan P. Kress
Title:	Counsel

By:	/s/ Colin Pennycooke
Name:	Colin Pennycooke
Title:	Counsel

This Agreement is hereby

accepted and agreed to as

of the date hereof.

THE GUARDIAN LIFE INSURANCE COMPANY OF
AMERICA

By:	/s/ Timothy Powell
Name:	Timothy Powell
Title:	Senior Director

This Agreement is hereby

accepted and agreed to as

of the date hereof.

AGFIRST FARM CREDIT BANK

By:	/s/ Neda Beal
Name:	Neda Beal
Title:	Vice President

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acquisition” means any acquisition by the Company or any of its Subsidiaries, whether by purchase, merger or otherwise, of (x) more than 50% of the assets of, more than 50% of the Capital Stock of, or a business line or unit or a division of, any Person organized under the laws of, and domiciled in, the United States or any state thereof or (y) any interest in a Joint Venture.

“Administrative Agent” means CoBank, ACB, as administrative agent under the Credit Agreement, together with its successors and permitted assigns in such capacity.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Agreement, including all Schedules attached to this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” is defined in Section 5.16(d)(1).

“Anti-Money Laundering Laws” is defined in Section 5.16(c).

“Blocked Person” is defined in Section 5.16(a).

“Business Day” means (a) for the purposes of Section 8.8 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Denver, Colorado are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred interest, any limited or general partnership interest and any limited liability company membership interest.

“Change of Control” means, an event or series of events by which:

(a)  (i) at any time prior to a Qualified IPO, General Electric Capital Corporation and/or Alinda Capital Partners Ltd. and/or their respective Control Investment Affiliates, collectively, shall fail to own directly or indirectly, beneficially and of record, Capital Stock representing at least 50.0% of the aggregate ordinary voting power and aggregate equity value of the Company and (ii) after a Qualified IPO, a “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% of the Capital Stock of the Company entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) and such percentage of such Capital Stock so owned by such person or group shall be greater than the percentage of such Capital Stock of the Company then owned, directly or indirectly, beneficially and of record, by the Permitted Holders;

(b)  during any period of 12 consecutive months, a majority of the seats (other than vacant seats) on the board of directors of the Company shall at any time be occupied by persons who are not Continuing Directors, or

(c)  any change of control (or similar event, however denominated) with respect to the Company or any Subsidiary shall occur under any indenture or agreement in respect of Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of the Materiality Threshold to which the Company or any Subsidiary is a party.

“CISADA” means the Comprehensive Iran Sanctions, Accountability and Divestment Act.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” shall have the meaning under the Pledge and Security Agreement.

“Collateral Agent” means CoBank, ACB, as administrative agent under the Pledge and Security Agreement, together with its successors and permitted assigns in such capacity.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” is defined in Section 20.

“Consolidated EBITDA” means, for any period, an amount determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, equal to (a) the sum, without duplication, of the amounts for such period of: (i) Consolidated Net Income; (ii) Consolidated Interest Expense; (iii) provisions for taxes based on income; (iv) total depreciation expense; (v) total amortization expense; (vi) transaction costs incurred and paid in the period (to the extent expensed); (vii) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period); (viii) pro forma cost-savings add-backs resulting from non-recurring charges related to Acquisitions, as permitted pursuant to Regulation S-X of the Securities Exchange Act of 1934 or as reasonably approved by the Required Holders; (ix) cash collections related to the Grynberg Settlement to the extent not recognized in Consolidated Net Income and (x) such add-backs to Consolidated EBITDA calculated on a Pro Forma Basis with respect to Acquisitions during such period minus (b) other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period).

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Lease Obligations in accordance with GAAP and capitalized interest) of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of the Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement (if any).  For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Company or any Subsidiary with respect to interest rate hedging agreements.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Subsidiaries for such period on a consolidated basis and taken as a single accounting period, in each case determined in conformity with GAAP, provided that there shall be excluded (a) the income (or loss) of any Person (other than a Subsidiary of the Company) in which any other Person (other than the Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries, (c) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to asset sales or returned surplus assets of any Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Net Tangible Assets” means, as of any date of determination, the total amount of all assets of the Company and its Subsidiaries less the sum of (a) the consolidated current liabilities of the Company and its Subsidiaries and (b) the assets of the Company and its consolidated Subsidiaries properly classified as intangible assets, in each case determined on a consolidated basis in accordance with GAAP as of such date.

“Consolidated Total Capitalization” means, as of any date of determination, the sum of (i) Consolidated Total Indebtedness, plus (ii) the sum of the Capital Stock (excluding treasury stock and capital stock subscribed for and unissued) and surplus (including earned surplus, capital surplus, translation adjustment and the balance of the current profit and loss account not transferred to surplus) accounts of the Company and its Subsidiaries appearing on a consolidated balance sheet of the Company and its Subsidiaries, in each case prepared as of the date of determination in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 5.5, after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP as of such date.

“Continuing Directors” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the date of Closing, or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Control Investment Affiliates” means as to any Person, any other Person that (i) (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such

Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies or (ii) is a Subsidiary of General Electric Capital Corporation.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Credit Agreement” means that certain Amended and Restated Five Year Term Loan Credit Agreement, dated as of June 17, 2013, as amended and restated as of September 29, 2014, by and among the Company, the several lenders from time to time party thereto, and CoBank, ACB, as Administrative Agent and Collateral Agent, as may be further amended, restated, replaced, refinanced or supplemented from time to time.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2.0% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2.0% over the rate of interest publicly announced by Wells Fargo Bank NA in New York, New York as its “base” or “prime” rate.

“Deposit Account Control Agreement” means an agreement substantially in the form of Exhibit D to the Pledge and Security Agreement, pursuant to which the Collateral Agent shall have both sole dominion and control over a Deposit Account (within the meaning of Section 9-102(a)(29) of the UCC) and “control” (within the meaning of Section 9-104 of the UCC) over such Deposit Account.

“Disclosure Documents” is defined in Section 5.3.

“Disposition” is defined in Section 10.7.

“Environmental Claims” means any investigation, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising or relating to (i) any actual or alleged violation of or liability under any Environmental Law; (ii) any Hazardous Material; or (iii) any actual or alleged damage, injury, threat or harm to human health or safety (to extent related to exposure to Hazardous Materials) or to natural resources or the environment.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants,

franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Finance Documents” means this Agreement, the Notes, any Subsidiary Guaranty, the Security Documents and any other document or instrument delivered from time to time in connection with the foregoing, as such documents or instruments may be amended, restated, supplemented or otherwise modified from time to time.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America (but solely for the purposes of determining compliance with Sections 9 and 10, without giving effect to any change in GAAP after the date hereof that would recharacterize any operating lease as a Capital Lease).

“Governmental Action” means all authorizations, consents, approvals, waivers, exceptions, variances, orders, licenses, exemptions, publications, filings, notices to and declarations of or with any Governmental Authority, other than routine reporting requirements the failure to comply with which will not affect the validity or enforceability of this Agreement or any other Finance Document or have a material adverse effect on the transactions contemplated by this Agreement or any other Finance Document.

“Governmental Authority” means

(a)                        the government of

(i)                          the United States of America or any state or other political subdivision thereof, or

(ii)                          any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)                         any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Grynberg Settlement” means all settlement amounts under that certain uncontested Stipulation and Settlement Agreement, in connection with United States of America, ex rel., Jack J. Grynberg v. K N Energy, Civil Action No. 97-D-1233, filed in the U.S. District Court, District of Colorado.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)                        to purchase such indebtedness or obligation or any property constituting security therefor;

(b)                         to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)                         to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)                         otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required by Environmental Law or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable Environmental Law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate or currency swap agreement, interest rate or currency future agreement, interest rate collar agreement, swap agreement (as defined in 11 U.S.C. § 101), interest rate or currency hedge agreement, and any put, call or other agreement or arrangement designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule B, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“INHAM Exemption” is defined in Section 6.2(e).

“Indebtedness” means, for any Person, all obligations of such Person which in accordance with GAAP should be classified on a balance sheet of such Person as liabilities of such Person, and in any event shall include, without duplication, all (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (iv) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) obligations as lessee under operating leases which have been recorded as off-balance sheet liabilities, (vi) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of its Hedging Obligations, (vii) reimbursement obligations (contingent or otherwise) in respect of outstanding letters of credit, (viii) indebtedness of the type referred to in clauses (i) through (vi) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or encumbrance on, or security interest in, property (including, without limitation, accounts and contract rights) owned by such Person up to the value of such property, even though such Person has not assumed or become liable for the payment of such indebtedness, and (ix) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above. Notwithstanding anything to the contrary set forth above, Capital Stock, including Capital Stock having a preferred interest, shall not constitute Indebtedness for purposes of this Agreement.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of September 29, 2014, by and among the Collateral Agent, the Administrative Agent (on behalf of the lenders under the Credit Agreement) and the Purchasers, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Coverage Ratio” means, at any time, the ratio as of the last day of the most recently ended fiscal quarter of (i) Consolidated EBITDA for the four-fiscal quarter period then ended, to (ii) Consolidated Interest Expense for such four-fiscal quarter period.

“Issuer Party” means the Company, each Subsidiary Guarantor and each Significant Subsidiary.

“Joint Venture” means an investment by the Company or any of its Subsidiaries in any other Person (x) (i) over which the Company or any of its Subsidiaries has or controls 50% or more of the votes on the management committee or board of directors of such other Person, or (ii) over which the Company or any of its Subsidiaries otherwise has operational and managerial control of such other Person, (y) of which at least 50% of the outstanding Capital Stock of such other Person is at the time owned by the Company or any of its Subsidiaries and (z) which would represent, when taken together with all other such investments after the date hereof pursuant to this definition, 10% or less of Consolidated Net Tangible Assets as of the date of such investment.

“Knowledge” means, with respect to any Person, the actual knowledge (including after making due inquiry with officers, directors or management employees who would reasonably be expected to have knowledge of the matter in question) of any chief executive officer, president, chief financial officer, general counsel or principal accounting officer of such Person.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, any purchase option, call or similar right of a third party with respect to such stock).

“Loan Documents” means the Credit Agreement and related notes issued thereunder, the Security Documents and any other document or instrument delivered from time to time in connection with the foregoing, as such documents or instruments may be amended, restated, supplemented or otherwise modified from time to time.

“Make-Whole Amount” is defined in Section 8.8.

“Material” means material in relation to the business, operations, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its material obligations under this Agreement, the Notes and the other Finance Documents, (c) the ability of any Subsidiary

Guarantor to perform its material obligations under its Subsidiary Guaranty, or (d) the validity or enforceability of the material rights and remedies of the holders under the Finance Documents.

“Material Credit Facility” means, as to the Company,

(a)                                 the Credit Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and

(b)                                 any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of this Agreement by the Company, or in respect of which the Company is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than the Materiality Threshold (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Materiality Threshold” means the greater of $25,000,000 and 3% of Consolidated Net Tangible Assets.

“Maturity Date” is defined in the first paragraph of each Note.

“Memorandum” is defined in Section 5.3.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Net Available Amount” in the case of any Disposition, the aggregate amount of Disposition proceeds received by the Company or any Subsidiary in respect of such Disposition, net of (i) costs and expenses incurred by such Person in connection with the enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to such Disposition (including reasonable legal and accounting fees and expenses paid or payable as a result thereof), (ii) any taxes payable in connection with such Disposition, (iii) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Disposition, and (iv) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets, for indemnification obligations of the Company or any of its Subsidiaries in connection with such Disposition or for other liabilities associated with such Disposition and retained by the Company or any of its Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case the Net Available Amount shall include only the amount of the reserve so reversed or the amount returned to the Company or its Subsidiaries from such escrow arrangement, as the case may be.

“Notes” is defined in Section 1.

“OFAC” is defined in Section 5.16(a).

“OFAC Listed Person” is defined in Section 5.16(a).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Opco” means SourceGas LLC, a Delaware limited liability company, wholly-owned by the Company.

“Opco Credit Agreements” means, collectively, (a) that certain Five Year Revolving Credit Agreement, dated as of November 15, 2011, among the Opco, the several banks and other financial institutions from time to time parties thereto, Wells Fargo Bank, National Association, as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and JPMorgan Chase Bank, N.A. and Union Bank, N.A., as documentation agents, as amended by that certain First Amendment, dated as of April 19, 2013, that certain Second Amendment, dated as of February 28, 2014, that certain Third Amendment, dated as of September 29, 2014 and as may be further amended, restated, supplemented or otherwise modified from time to time, and (b) that certain Second Amended and Restated Term Loan Credit Agreement, dated as of June 3, 2013, by and among the Opco, the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Canadian Imperial Bank of Commerce, New York Agency, as documentation agent, J.P. Morgan Securities LLC and Union Bank, N.A. as joint lead arrangers and joint bookrunners, as amended by that certain Amendment No. 1, dated as of September 29, 2014 and as may be further amended, restated, supplemented or otherwise modified from time to time.

“Opco Senior Note Indenture” means the Indenture, dated as of April 16, 2007, under which the Opco Senior Notes were issued, among the Opco and US Bank National Association, as Trustee, or any successor trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Opco Senior Notes” means the $325,000,000 aggregate principal amount of 5.90% senior unsecured notes due 2017 of the Opco.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Holders” means the Sponsors and their respective Control Investment Affiliates, and Aircraft Services Corporation.

“Permitted Indebtedness” is defined in Section 10.6.

“Permitted Liens” is defined in Section 10.5.

“Permitted Refinancing Indebtedness” means Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness (“Refinanced Indebtedness”); provided that (a) the principal amount of such refinancing, refunding, extending, renewing or replacing Indebtedness is not greater than the principal amount (including unfunded commitments) of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such refinancing, refunding, extension, renewal or replacement, (b) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no sooner than that of, and a weighted average life to maturity that is no shorter than that of, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any guarantees thereof are subordinated to the obligations under this Agreement and the Notes, such refinancing, refunding, extending, renewing or replacing Indebtedness and any guarantees thereof remain so subordinated on terms no less favorable to the Purchasers, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such refinancing, refunding extending, renewing or replacing Indebtedness and (e) such refinancing, refunding, extending, renewing or replacing Indebtedness contains covenants and events of default (excluding any subordination, pricing, fees, rate floors, discounts, premiums and optional prepayment or redemption terms) which, taken as a whole, are determined in good faith by the chief executive officer or chief financial officer of the Company to be no less favorable to the Company or the applicable Subsidiary in any material respect than the covenants and events of default in respect of such Refinanced Indebtedness.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Pledge and Security Agreement” means the Amended and Restated Pledge and Security Agreement dated as of June 17, 2013, as amended and restated as of September 29, 2014, executed by the Company and the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Pledged Equity Interests” is defined in the Pledge and Security Agreement.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to the transaction contemplated by such covenant or test (including pro forma adjustments arising out of events which are directly attributable to the proposed transaction, are factually supportable and are expected to have a continuing impact, in each case which adjustments are prepared by the Company in good faith based upon assumptions the Company deems reasonable) using, for purposes of determining such compliance (to the extent applicable), the historical financial statements of all entities or assets acquired or sold or to be acquired or sold and the consolidated financial statements of the Company and its Subsidiaries which shall be reformulated as if such transaction, and any other such transactions that have been consummated during the period, and any Indebtedness or other liabilities incurred in connection with any Acquisition had been consummated and incurred at the beginning of such period.

“Pro Forma Compliance” means, at any date of determination, that the Company shall be in pro forma compliance with each of the covenants set forth in Section 10.9, as of the last day of the most recent fiscal quarter end (computed on the basis of (a) balance sheet amounts as of the most recently completed fiscal quarter, and (b) income statement amounts for the most recently completed period of four consecutive fiscal quarters, in each case, for which financial statements shall have been delivered to the Purchasers and calculated on a Pro Forma Basis in respect of the event giving rise to such determination).

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchase Money Obligations” means any obligation incurred to finance (within 270 days before or after), or created or assumed as part of, the acquisition, construction or improvement of any fixed or capital asset, whether or not secured, and any Permitted Refinancing Indebtedness in respect thereof.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Qualified IPO” means an underwritten public offering of common stock of (and by) the Company pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act, which initial public offering results in gross cash proceeds to the Company of $50,000,000 or more.

“QPAM Exemption” is defined in Section 6.2(d).

“Ratable Portion” means, in respect of any Note, an amount equal to the product of (x) the Net Available Amount being applied to the repayment or prepayment of unsubordinated Indebtedness of the Company and its Subsidiaries multiplied by (y) a fraction, the numerator of which is the principal amount of such Note then outstanding and the denominator of which is the aggregate principal amount of all unsubordinated Indebtedness of the Company and its Subsidiaries then outstanding (including the Notes) that will be reduced or repaid with the Net Available Amount (calculated prior to such reduction or repayment).

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Required Holders” means at any time on or after the Closing, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Secured Obligations” is defined in the Pledge and Security Agreement.

“Secured Parties” is defined in the Pledge and Security Agreement.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Account Control Agreement” means an agreement substantially in the form of Exhibit C to the Pledge and Security Agreement, pursuant to which a securities intermediary maintaining a Securities Account or Securities Entitlement (as each is defined under the Pledge and Security Agreement) shall agree to comply with the Collateral Agent’s “entitlement orders” without further consent by the Company.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Documents” means the Pledge and Security Agreement, any Uncertificated Securities Control Agreement, Securities Account Control Agreement or Deposit Account Control Agreement, the Intercreditor Agreement and any other agreement, instrument or document delivered from time to time in connection with this Agreement or the Notes granting a security interest in the assets of the Company in favor of the Collateral Agent for the benefit of the Secured Parties, each as amended, restated, supplemented or otherwise modified from time to time.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Significant Subsidiary” means, with respect to any Person, a Subsidiary of such Person which meets any of the following conditions:

(a)                                 such Person’s and its other Subsidiaries’ investments in and advances to such Subsidiary exceed 10% of the total assets of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP as of the end of the most recently completed fiscal quarter; or

(b)                                 such Person’s and its other Subsidiaries’ proportionate share (as determined by ownership interests) of the total assets (after intercompany eliminations) of such Subsidiary exceeds 10% of the total assets of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP as of the end of the most recently completed fiscal quarter; or

(c)                                  such Person’s and its other Subsidiaries’ proportionate share (as determined by ownership interests) in the income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principles of such Subsidiary exceeds 10% of such income of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP for the most recently completed fiscal quarter; or

(d)                                 such Subsidiary is the Opco.

“Solvent” means, with respect to any Person, that such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.  For purposes of this definition, (a) “ability to pay its debts or liabilities as they mature” shall mean that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due, and (b) the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Source” is defined in Section 6.2.

“Sponsors” means (i) General Electric Capital Corporation or any successor to the direct or indirect ownership interest of General Electric Capital Corporation in the Company and (ii) Alinda Capital Partners Ltd.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty.

“Subsidiary Guaranty” is defined in Section 9.7(a).

“Substitute Purchaser” is defined in Section 21.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or any other relevant jurisdiction from time to time.

“Uncertificated Securities Control Agreement” means an agreement substantially in the form of Exhibit B to the Pledge and Security Agreement, pursuant to which an issuer of an uncertificated security agrees to comply with the Collateral Agent’s instructions with respect to such uncertificated security without further consent by the Company, as amended, restated, supplemented or otherwise modified from time to time.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions” is defined in Section 5.16(a).

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.